Exhibit 99.3

FBR Securitization Trust 2005-1
Disclaimer
COMPUTATIONAL MATERIALS
This presentation contains tables and other statistical analyses (the “Computational Materials”). These Computational Materials have been prepared by Friedman, Billings, Ramsey & Co., Inc. (“FBR”) in reliance upon information furnished by the issuer of the securities and its affiliates. These Computational Materials are furnished to you solely by FBR and not by the issuer of the securities. They may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating said material.
Numerous assumptions were used in preparing the Computational Materials which may or may not be reflected therein. As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context. In addition, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.
Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfall.
If the Computational Materials were generated using a hypothetical group of mortgage loans, the specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the actual underlying assets and the hypothetical underlying assets used in preparing the Computational Materials. If these Computational Materials are based only on a statistical pool of mortgage loans expected to be included in the trust along with other mortgage loans on the closing date, the specific characteristics of these securities also may differ from those shown in the Computational Materials. A statistical pool may not necessarily represent a statistically relevant population, notwithstanding any contrary references herein. Although FBR believes the information with respect to the statistical pool will be representative of the final pool of mortgage loans, the collateral characteristics of the final pool may nonetheless vary from the collateral characteristics of the statistical pool. Certain mortgage loans contained in a statistical pool or the actual pool may be deleted from the final pool of mortgage loans delivered to the trust on the closing date.
The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. Neither FBR nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

Questions for US RMBS
1.	Are the loans 100% originated by the seller of this transaction? Or are they re-underwritten (wholesale)? Please provide breakdown.

Accredited Home Lenders, Inc. is the originator of all the loans.

2.	For all loans that are originated under anything less than ‘Full Documentation’ please provide full details of the loan documentation programs.
3.	Are the Primary Servicer responsibilities being retained by the issuer or sub-contracted/released?

Subcontracted to JPMorgan Chase Bank, N.A.

4.	What are the Master Servicers responsibilities. Hot back-up or less, please detail. Is it possible to get a copy of the Master servicer bid document?

The Master Servicer reconciles the servicer’s reporting, advances if the servicer fails to make any advances and replaces the servicer if necessary.

5.	What is the expected excess spread (bps)? Please provide an excess spread schedule using the note CPR assumptions.

In Term Sheet Page 16

6.	What interest rate fixing (Prime, 1mth LIBOR etc.) are the loans set against? What are the reset dates of the loans i.e. does a 12M LIBOR indexed loan reset monthly or annually?

All of the ARM loans Index to 6M LIBOR with subsequent reset frequencies of 6 months.

7.	What is the servicing fee? Does the servicing fee step-up during the life of the deal? If so dates and amounts?

50 bps, No

8.	Are there any servicer advances, if so, are they for both interest and principal, are they refundable and how?

Both principal and interest are advanced.

9.	What is the step up?

The margin on the bonds steps to 2x the original margin after the balance of the Mortgage Loans for the current period is reduced to less than 20% of the Mortgage Loan Pool Balance as of the Cut-Off Date

10.	What is the legal maturity?

The payment date in June 2035

11	What are the assumptions used to calculate the hedge balances? What is the impact of increasing/decreasing the CPR by 5% and 10% (please a table showing readjustments in balances)

Pricing Assumptions, 1M and 6M LIBOR to 20.00%.

12.	Who is the hedge counterparty? If unknown, what are the criteria?

TBD. Counterparty must be rated at lease Aa3 or AA- by S&P, Fitch and Moody’s.

13.	If not in term sheet: please send the AFC schedule. What are the assumptions underlying the cap schedule

Term Sheet

14.	Is there a hard cap or life cap in the deal? If so, what level?

14.00%

15.	Please provide historical performance for the originator(s) over the last 5 years.

16.	Are any of the prepayment penalty fees paid to the benefit of the waterfall? If so, how much and structure of how split?

Prepayment penalty fees are not paid to the benefit of the Waterfall.

17.	Do AAA Class cap payments go directly and only to pay AAA Class shortfalls? Please send the applicable payment waterfall.

Only AAA bonds
Additional HELOC Questions
1.	HELOC: Is there a maximum annual draw rate for each loan?

2.	Are HELOCs extendable? Under what conditions are the HELOCs extended. (i.e borrower conditions etc)
Additional Wrapped Deal Questions
3.	What is the shadow rating? BBB-

4.	Do you have the wrap policy? If not, can you provide a draft version which is not materially different? Please see the term sheet pages 7 and 11

5.	What are the wrap fees? [TBD]